                                            Pursuant to Rule 424(b)(3)
                                            Registration No. 333-108793

                     VASCO DATA SECURITY INTERNATIONAL, INC.
                           Prospectus Supplement No. 1
                               Dated July 22, 2005
                       To Prospectus Dated January 5, 2004

         We are supplementing the information contained in our prospectus dated
January 5, 2004, relating to the offer and sale by the selling stockholders named therein of up to 5,500,000 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus except to the extent that the information presented herein supercedes the information contained in the prospectus. The term "Selling
Stockholders" as used in the prospectus shall be deemed to include the Selling
Stockholder identified in the table below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

         INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" ON PAGE 6 OF THE PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         This prospectus supplement is being filed to and to add CGA Resources,
LLC, a New York limited liability company, as a Selling Stockholder. The table appearing on pages 12-15 of the prospectus under the caption "Selling
Stockholders" is supplemented and amended as follows. All other information appearing in the table remains the same.



----------------------------- -------------------------------------- ---------------------------------
                                                                               Number of Shares
                                Total Common Stock Owned Before                 of Common Stock
          Name                             Offering                             To Be Offered
          ----                             --------                             -------------
----------------------------- -------------------------------------- ---------------------------------

CGA Resources, LLC (1)        90,000                                 90,000
----------------------------- -------------------------------------- ---------------------------------


(1)    CGA Resources, LLC is a limited liability company organized under the laws of the State of New York. Cass Gunther Adelman, Esq. has sole voting and investment control of CGA Resources, LLC.

            The Date of this Prospectus Supplement is July 22, 2005.

                                                FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-108793

PROSPECTUS

                                5,500,000 Shares

                     VASCO DATA SECURITY INTERNATIONAL, INC.

                                  Common Stock

                        --------------------------------

                  This prospectus relates to the sale by the selling
stockholders, listed on pages 10-13, from time to time, of up to 5,500,000 shares of our common stock, including 4,000,000 shares issuable upon the conversion of preferred stock held by the selling stockholders, 600,000 shares issuable upon the exercise of warrants held by the selling stockholders and
900,000 shares issuable to the selling stockholders by us as dividends on the preferred stock. The issuance of the shares upon exercise of the warrants is not covered by this prospectus; only the resale of the shares by the selling stockholders is covered. See "Selling Stockholders."

                  No underwriter is being used in connection with this offering of our common stock. The selling stockholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. The selling stockholders and any broker-dealer executing selling orders on their behalf may be deemed to be an
"underwriter" within the meaning of the Securities Act of 1933 (the "Securities
Act") in which event commissions received by such broker-dealer may be deemed to be underwriting commissions under the securities laws. We will not receive any direct proceeds from the sale of shares, but will receive proceeds related to the exercise of the warrants held by the selling stockholders.

                  The price of the common stock being offered under this
prospectus will be determined by the prevailing market price for our common stock or in negotiated transactions. Our common stock is traded on the Nasdaq
SmallCap Market under the symbol VDSI. On January 2, 2004, the closing price of one share of our common stock was $2.31.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
        CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

                  Neither the Securities and Exchange Commission ("SEC") nor any
state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 5, 2004.

                           TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                  VASCO, VACMAN and Digipass are registered trademarks in the
United States. In addition, VACMAN Optimum is a registered trademark in the
Benelux countries.

                                     SUMMARY

                  This Summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the section entitled "Risk Factors" before deciding to invest in our common stock.

OUR COMPANY

                  We design, develop, market and support patented "Identity
Authentication" products for e-business and e-commerce. Our products enable secure financial transactions to be made over private enterprise networks and public networks, such as the Internet. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones or other portable devices and PCs. The Digipass devices, most of which incorporate an electronic digital signature capability, guarantee the integrity of electronic transactions and data transmissions. For user access control, VASCO's
VACMAN Server products limit application access to designated Digipass users.
Digipass and VACMAN combine to provide greater flexibility and a more affordable means than competing products of authenticating to any network, including the
Internet.

                  Our target markets are the applications and their several
hundred million users that utilize fixed passwords as security. Our time-based system generates a "one-time" password that changes with every use. As a result, when compared to fixed passwords, it substantially reduces the risk of unauthorized access to the application.

                  Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators.
We currently have approximately 1,250 customers in more than 60 countries.
Representative customers of our products include Rabobank Nederland, ABN AMRO
Bank, Eterra Norway, ING Bank, DaimlerChrysler, Fortis Bank, Telindus, CoStar
Group, and the U.S. Government.

                  Our principal executive offices are located at 1901 South
Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 and the telephone number at that address is (630) 932-8844. Our principal offices in Europe are located at Koningin Astridlaan 164, B-1780 Wemmel Belgium and the telephone number at that address is 32-2-456-98-10. We maintain a website at
www.vasco.com. The information contained on our website does not constitute part of this prospectus.

RECENT DEVELOPMENTS

                  Financial Results. For the nine and six months ended September
30 and June 30, 2003, respectively, we reported net income of $2,490,000 and
$1,202,000 on net revenues from continuing operations of $16,670,000 and
$11,071,000. Revenues for the second quarter have been adjusted to exclude the net revenues from the VACMAN Enterprise business, which was sold in July 2003 as noted below, and reported as a discontinued operation in the second quarter of
2003. This represents the first consecutive quarters of net income since we became a public company in 1997. In addition, we were able to add 160 new customers in the second quarter of 2003 and for the first six months of 2003, we have added a total of 330 new customers.

                  Series C Preferred Stock. On July 15, 2003, we reached an
agreement with Ubizen N.V., a Belgian Internet data security firm, to repurchase all of the Series C Convertible Preferred Stock and Common Stock Purchase
Warrants owned by Ubizen. We paid Ubizen $3,000,000 in cash and issued 2,000,000 shares of our common stock on July 25, 2003, and agreed to pay Ubizen an additional $1,000,000 on or before November 14, 2003. The common stock is subject to a lock-up period that expires in increments of 500,000 shares each on
October 15, 2003 and January 15, April 15, and July 15, 2004. Upon the
expiration of each lock-up, the released shares will be subject to volume trading restrictions through January 1, 2005.

                  The Series C Convertible Preferred Stock along with warrants to purchase 1,269,474 shares of our common stock were sold to Ubizen for
$15,000,000 in July 2000. The Series C Convertible Preferred Stock was subject to a mandatory redemption feature that would have been effective in July 2004.
At the mandatory redemption date, we would have been obligated to either redeem the stock for $15,000,000 in cash or issue an

equivalent value in common stock at a per share price equal to the average trading price of the common stock for the 30 trading dates prior to the redemption date less five (5) percent.

                  Sale of VACMAN Enterprise. In July 2003, we also announced the sale of our VACMAN Enterprise business unit, originally known as IntelliSoft and/or SnareWorks, to SecureD Services, Inc., a newly-organized security consulting and managed security services company. Under the terms of the
Agreement, we received a senior secured promissory note of approximately
$1,100,000 (with a fair value estimated at $1,000,000) and $2,000,000 of convertible preferred stock ($600,000 estimated fair value) from SecureD
Services. The promissory note bears a six percent (6%) interest rate and will be payable in thirty-six (36) equal and consecutive monthly payments commencing
August 1, 2003. The SecureD Services Preferred Stock includes a six percent (6%)
cumulative stock dividend, payable quarterly, and can be converted into SecureD
Services Inc. common stock at defined intervals beginning July 1, 2005. T.
Kendall Hunt, our Chairman and CEO, is one of the founders and organizers of
SecureD Services, Inc.

                  Series D Preferred Stock and Warrants. On September 11, 2003,
we completed a private placement of 800 shares of our Series D 5% Cumulative
Convertible Voting Preferred Stock with several investors including all of the selling stockholders. The Series D preferred stock is convertible, at the option of its holders, into shares of our common stock at a per share conversion price of $2.00. Holders of the Series D preferred stock are entitled to the payment of cumulative dividends quarterly, at the rate of five percent (5%), either in cash or in shares of our common stock, in our discretion. Each investor also purchased warrants to purchase a number of shares of our common stock equal to fifteen percent (15%) of the number of shares of common stock that such investor's Series D preferred stock is convertible into. The exercise price of the warrants is $3.47 per share and may be exercised at any time until September
11, 2008. We received a total purchase price for all shares of Series D preferred stock and warrants equal to $8,006,000.

                  On October 17, 2003, after discussions with The Nasdaq Stock
Market and receipt of consent from the requisite percentage of stockholders, we amended the voting terms of the Series D preferred stock to decrease the number of votes to which each such stockholder is entitled prior to conversion of their
Series D preferred stock. As a result of the amendment, instead of each share of
Series D preferred stock voting as 5,000 shares of common stock (based on the
$2.00 conversion rate), each will vote as 3,413 shares (based on the $2.93 closing market price on September 11, 2003) on all matters submitted to the stockholders for approval. No change was made to the conversion price or other terms of the Series D preferred stock.

                  A registration statement on Form S-3 covering the resale of the shares of common stock underlying the Series D preferred stock and warrants was filed with the SEC on September 12, 2003 (File No. 333-108793), and was
amended by a filing dated October 29, 2003 to provide further information regarding the beneficial ownership of the shares registered for resale. This registration statement is being amended further (a) to provide additional information regarding the selling stockholders and (b) to remove therefrom the shares being registered for resale for the account of Ubizen N.V. The Ubizen shares were registered for resale pursuant to a separate registration statement on Form S-3/A filed with the SEC on November 25, 2003 (File No. 333-110532).

                                  RISK FACTORS

                  Investing in our common stock involves a high degree of risk.
You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks were to occur, our business, financial condition or operating results could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

WE HAD A HISTORY OF OPERATING LOSSES AND HAVE A LARGE ACCUMULATED DEFICIT.

                  Although we have reported net income of $2,490,000 and
$1,288,000 for the nine and three months ended September 30, 2003, respectively, we have incurred net losses of $4,539,000, $12,034,000 and $4,162,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and as of September
30, 2003, our accumulated deficit is $43,858,000.

WE FACE SIGNIFICANT COMPETITION AND IF WE LOSE OR FAIL TO GAIN MARKET SHARE OUR
FINANCIAL RESULTS WILL SUFFER.

                  The market for computer and network security products is
highly competitive. Our competitors include organizations that provide computer and network security products based upon approaches similar to and different from those that we employ such as RSA Security Inc., ActivCard, Rainbow
Technologies, and Aladdin Knowledge Systems. Many of our competitors have significantly greater financial, marketing, technical and other competitive resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products.

TECHNOLOGICAL CHANGES OCCUR RAPIDLY IN OUR INDUSTRY AND OUR DEVELOPMENT OF NEW
PRODUCTS IS CRITICAL TO MAINTAIN OUR REVENUES.

                  The introduction by our competitors of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future revenue growth and operating profit will depend in part upon our ability to enhance our current products and develop innovative products to distinguish ourselves from the competition and to meet customers' changing needs in the data security industry.
We cannot assure you that security-related product developments and technology innovations by others will not adversely affect our competitive position or that we will be able to successfully anticipate or adapt to changing technology, industry standards or customer requirements on a timely basis.

THE SALES CYCLE FOR OUR PRODUCTS AND TECHNOLOGY IS LONG, AND WE MAY INCUR
SUBSTANTIAL EXPENSES FOR SALES THAT DO NOT OCCUR WHEN ANTICIPATED.

                  The sales cycle for our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically lengthy and subject to a number of significant risks over which we have little control. If revenue falls significantly below anticipated levels, our business would be seriously harmed.

                  A typical sales cycle is often three to six months and with larger banking transactions up to eighteen months. Purchasing decisions for our products and systems may be subject to delay due to many factors which are not within our control, such as:

                      o  the time required for a prospective customer to
                         recognize the need for our products;
                      o  the significant expense of many data security products
                         and network systems;
                      o  customers' internal budgeting processes; and
                      o  internal procedures customers may require for the
                         approval of large purchases.

WE HAVE A SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS AND LOSING ANY OF THESE
CUSTOMERS COULD RESULT IN A SIGNIFICANT LOSS IN REVENUES.

                  If we don't find other customers who generate significant
future revenues, the unforeseen loss of one or more of our major customers, or the inability to maintain reasonable profit margins on sales to any of these customers, would have a material adverse effect on our results of operations and financial condition.

OUR SUCCESS DEPENDS ON ESTABLISHING AND MAINTAINING STRATEGIC RELATIONSHIPS WITH
OTHER COMPANIES TO DEVELOP, MARKET AND DISTRIBUTE OUR TECHNOLOGY AND PRODUCTS
AND, IN SOME CASES, TO INCORPORATE OUR TECHNOLOGY INTO THEIR PRODUCTS.

                  Part of our business strategy is to enter into strategic
alliances and other cooperative arrangements with other companies in our industry. We currently are involved in cooperative efforts with respect to incorporation of our products into products of others, research and development efforts, marketing efforts and reseller arrangements. None of these relationships are exclusive, and some of our strategic partners also have cooperative relationships with certain of our competitors. If we are unable to enter cooperative arrangements in the future or if we lose any of our current strategic or cooperative relationships, our business could be harmed. We do not control the time and resources devoted to such activities by parties with whom we have relationships. In addition, we may not have the resources available to satisfy our commitments, which may adversely affect these relationships. These relationships may not continue, may not be commercially successful, or may require our expenditure of significant financial, personnel and administrative resources from time to time. Further, certain of our products and services compete with the products and services of our strategic partners.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND OUR FAILURE TO OBTAIN CAPITAL
WOULD INTERFERE WITH OUR GROWTH STRATEGY.

                  Our ability to obtain financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our product development activities, or delay the introduction of new products.

WE MUST CONTINUE TO ATTRACT AND RETAIN HIGHLY SKILLED TECHNICAL PERSONNEL FOR
OUR RESEARCH AND DEVELOPMENT DEPARTMENT.

                  The market for highly skilled technicians in Europe, Asia,
Australia and the United States is highly competitive. If we fail to attract, train, assimilate and retain qualified technical personnel for our research and development department, we will experience delays in introductions of new or modified products, loss of clients and market share and a reduction in revenues.

WE FACE A NUMBER OF RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS, ANY OR
ALL OF WHICH COULD RESULT IN A DISRUPTION IN OUR BUSINESS AND A DECREASE IN OUR
REVENUES.

                  Our business internationally is subject to a number of risks any or all of which could result in a disruption in our business and a decrease in our revenues. These include:

                      o  inconsistent regulations and unexpected changes in
                         regulatory requirements;
                      o  difficulties and costs of staffing and managing
                         international operations;
                      o  potentially adverse tax consequences;
                      o  wage and price controls;
                      o  uncertain protection for intellectual property rights;
                      o  imposition of trade barriers;

                      o  differing technology standards;
                      o  uncertain demand for electronic commerce;
                      o  linguistic and cultural differences;
                      o  political instability; and
                      o  social unrest.

WE ARE SUBJECT TO FOREIGN EXCHANGE RISKS, AND IMPROPER MANAGEMENT OF THAT RISK
COULD RESULT IN LARGE CASH LOSSES.

                  Because a significant number of our principal customers are located outside the United States, we expect that international sales will continue to generate a significant portion of our total revenue. We are subject to foreign exchange risks because the majority of our costs are denominated in
U.S. dollars, whereas a significant portion of the sales and expenses of our
European operating subsidiaries are denominated in various foreign currencies. A decrease in the value of any of these foreign currencies relative to the U.S.
dollar could affect the profitability in U.S. dollars of our products sold in these markets. We do not currently hold forward exchange contracts or other hedging instruments to exchange foreign currencies for U.S. dollars to offset currency rate fluctuations.

WE HAVE A GREAT DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND THE LOSS OF
THEIR MANUFACTURING CAPABILITY COULD MATERIALLY IMPACT OUR OPERATIONS.

                  In the event that the supply of components or finished
products is interrupted or relations with either of our principal vendors is terminated, there could be a considerable delay in finding suitable replacement sources to manufacture our products at the same cost or at all. The majority of our products are manufactured by two independent vendors, one headquartered in
Europe and the other in Hong Kong. Our security tokens are assembled at facilities in mainland China. The importation of these products from China exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in the United
States that are adverse to trade, including enactment of protectionist legislation.

WE DEPEND SIGNIFICANTLY UPON OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL
PROPERTY AND THE FAILURE TO PROTECT OUR PROPRIETARY RIGHTS COULD REQUIRE US TO
REDESIGN OUR PRODUCTS OR REQUIRE US TO ENTER INTO ROYALTY OR LICENSING
AGREEMENTS, ANY OF WHICH COULD REDUCE REVENUE AND INCREASE OUR OPERATING COSTS.

                  We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection, and generally enter into confidentiality and nondisclosure agreements with our employees and with key vendors and suppliers.

                  There has been substantial litigation in the technology
industry regarding intellectual property rights, and we may have to litigate to protect our proprietary technology. We expect that companies in the computer and information security market will increasingly be subject to infringement claims as the number of products and competitors increases. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could reduce revenue and increase our operating costs.

OUR PATENTS MAY NOT PROVIDE US WITH COMPETITIVE ADVANTAGES.

                  We hold several patents in the United States and a
corresponding patent in some European countries, which cover multiple aspects of our technology. The U.S. patents expire between 2003 and 2010 and the patent in those European countries expires in 2008. There can be no assurance that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that patents of others will not hinder our competitive advantage.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

                  A malfunction of or design defect in our products which
results in a breach of a customer's data security could result in tort or warranty claims against us. We do not presently maintain product liability insurance for these types of claims.

THERE IS SIGNIFICANT GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS AND TO THE
EXTENT WE CANNOT MEET THE REQUIREMENTS OF THE REGULATIONS WE MAY BE PROHIBITED
FROM EXPORTING SOME OF OUR PRODUCTS WHICH COULD NEGATIVELY IMPACT OUR REVENUES.

                  Our international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. If we become unable to obtain foreign regulatory approvals on a timely basis our business in those countries would no longer exist and our revenues would decrease dramatically. Certain of our products are subject to export controls under U.S. law. The list of products and countries for which export approval is required, and the regulatory policies with respect thereto may be revised from time to time and our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales.

WE EMPLOY CRYPTOGRAPHIC TECHNOLOGY IN OUR AUTHENTICATION PRODUCTS THAT USES
COMPLEX MATHEMATICAL FORMULATIONS TO ESTABLISH NETWORK SECURITY SYSTEMS.

                  Many of our products are based on cryptographic technology.
With cryptographic technology, a user is given a key which is required to encrypt and decode messages. The security afforded by this technology depends on the integrity of a user's key and in part on the application of algorithms, which are advanced mathematical factoring equations. These codes may eventually be broken or become subject to government regulation regarding their use, which would render our technology and products less effective. The occurrence of any one of the following could result in a decline in demand for our technology and products:

                      o  any significant advance in techniques for attacking
                         cryptographic systems, including the development of an
                         easy factoring method or faster, more powerful
                         computers;
                      o  publicity of the successful decoding of cryptographic
                         messages or the misappropriation of keys; and
                      o  increased government regulation limiting the use, scope or strength of cryptography.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL
CONDITION.

                  We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

                      o  difficulty in assimilating the operations, technology
                         and personnel of acquired companies;
                      o  disruption in our business because of the allocation of resources to consummate these transactions and the
                         diversion of management's attention from our existing
                         business;

                      o  difficulty in retaining key technical and managerial
                         personnel from acquired companies;
                      o  dilution of our stockholders, if we issue equity to
                         fund these transactions;
                      o  assumption of operating losses, increased expenses and
                         liabilities; and
                      o  our relationships with existing employees, customers
                         and business partners may be weakened or terminated as
                         a result of these transactions.

WE EXPERIENCE VARIATIONS IN QUARTERLY OPERATING RESULTS AND ARE SUBJECT TO
SEASONALITY, BOTH OF WHICH MAY RESULT IN A VOLATILE STOCK PRICE.

                  In the future, as in the past, our quarterly operating results may vary significantly resulting in a volatile stock price. Factors affecting our operating results include:

                      o  the level of competition;
                      o  the size, timing, cancellation or rescheduling of
                         significant orders;
                      o  new product announcements or introductions by current
                         competitors;
                      o  technological changes in the market for data security
                         products including the adoption of new technologies and
                         standards;
                      o  changes in pricing by current competitors;
                      o  our ability to develop, introduce and market new
                         products and product enhancements on a timely basis, if
                         at all;
                      o  component costs and availability;
                      o  our success in expanding our sales and marketing
                         programs;
                      o  market acceptance of new products and product
                         enhancements;
                      o  changes in foreign currency exchange rates; and
                      o  general economic trends.

A SMALL GROUP OF PERSONS CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND
COULD DELAY OR PREVENT A CHANGE OF CONTROL.

                  Our board of directors, our officers and their immediate
families and related entities beneficially own approximately 36%, with Mr. T.
Kendall Hunt controlling approximately 33%, of the outstanding shares of our common stock not including the shares being registered hereunder that are issuable (a) upon conversion of our Series D preferred stock, (b) upon exercise of warrants purchased in conjunction with the Series D preferred stock or (c) as dividends upon the Series D preferred stock. If the foregoing categories of shares are included as outstanding shares, the beneficial ownership percentages are 30% and 28%, respectively. As the chairman of the board of directors and our largest stockholder, Mr. Hunt may exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT
OR ABOVE ACCEPTABLE PRICES.

                  The market price of our common stock may fluctuate
significantly in response to factors, some of which are beyond our control, including the following:

                      o  actual or anticipated fluctuations in our operating
                         results;
                      o  changes in market valuations of other technology
                         companies;
                      o  announcements by us or our competitors of significant
                         technical innovations, contracts, acquisitions,
                         strategic partnerships, joint ventures or capital
                         commitments;
                      o  additions or departures of key personnel;
                      o  future sales of common stock;
                      o  any deviations in net revenues or in losses from levels expected by the investment community; and
                      o  trading volume fluctuations.

                                        7

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

                  We have not paid any dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF OUR
COMPANY MORE DIFFICULT.

                  Our corporate charter and Delaware law contain provisions, such as a class of authorized but unissued preferred stock which may be issued by our board without stockholder approval, that might enable our management to resist a takeover of our company. Delaware law also limits business combinations with interested stockholders. These provisions might discourage, delay or prevent a change in our control or a change in our management. These provisions could also discourage proxy contests, and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FUTURE ISSUANCES OF BLANK CHECK PREFERRED STOCK MAY REDUCE VOTING POWER OF
COMMON STOCK AND MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN
CONTROL.

                  Our corporate charter authorizes the issuance of up to 500,000 shares of preferred stock with such designations, rights, powers and preferences as may be determined from time to time by our board of directors, including such dividend, liquidation, conversion, voting or other rights, powers and preferences as may be determined from time to time by the board of directors without further stockholder approval. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock. In addition, the authorized shares of preferred stock and common stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

U.S. INVESTORS MAY HAVE DIFFICULTIES IN MAKING CLAIMS FOR ANY BREACH OF THEIR
RIGHTS AS HOLDERS OF SHARES BECAUSE SOME OF OUR ASSETS AND EXECUTIVES ARE NOT
LOCATED IN THE UNITED STATES.

                  Several of our executives are residents of Belgium, and a
substantial portion of our assets and those of some of our executives are located in Belgium. As a result, it may not be possible for investors to effect service of process on those persons located in Belgium, or to enforce judgments against some of our executives based upon the securities or other laws of jurisdictions other than Belgium. Moreover, we believe that under Belgian law there exist certain restrictions on the enforceability in Belgium in original actions, or in actions of enforcement of judgments rendered against us in courts outside jurisdictions that are a party to the Brussels Convention on
Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters
(as amended). Actions for enforcement of such judgments may be successful only if the Belgian court confirms the substantive correctness of the judgment of such court, and is satisfied:

                      o  that the judgment is not contrary to the principles of
                         public policy in Belgium or rules of Belgian public
                         law;
                      o  that the judgment did not violate the rights of
                         the defendant;
                      o  that the judgment is final under applicable law;
                      o  that the court did not accept its jurisdiction solely
                         on the basis of the nationality of the plaintiff; and
                      o  as to the authenticity of the text of the judgment
                         submitted to it.

                  Judgments rendered in the courts of parties to the Brussels
Convention will be enforceable by the courts of Belgium without reexamination of the merits of the case provided such judgment is final and otherwise satisfies all of the conditions provided for in this Convention. If proceedings have been brought in one country, however, new proceedings in another country may be barred.

                                        8

                           FORWARD-LOOKING STATEMENTS

                  Some of the statements contained in, and that are or will be incorporated by reference in, this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995, including without limitation, discussions of future expectations, projections of results of operation or financial condition and statements with respect to other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as "may," "will,"
"expect," "anticipate," "believe", "intend", "estimate," "continue" or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results of operation or financial condition to differ materially from those contemplated by the statements.
Factors that might cause a difference between future projections and actual results include those discussed in the section titled "Risk Factors" beginning on page 7. Any forward-looking statements and other information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the Shares. Therefore, the information, and any forward-looking statements based on such information, are subject to change. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, in order to assess the merits of any forward-looking statements and to make an informed investment decision. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

                  We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. If the warrants held by the selling stockholders are exercised for cash, we intend to use the net proceeds generated by such warrant exercise for working capital and general corporate purposes in the ordinary course of business. Temporarily, we may invest the net proceeds from the exercise of the warrants, if any, in high grade short-term interest bearing investments.

                              SELLING STOCKHOLDERS

                  Under the terms of the Series D preferred stock, no holder of
Series D preferred stock or related warrants is entitled to convert any Series D preferred stock into, or exercise any such warrants for, common stock, to the extent that such right to effect such conversion, exercise or disposition would result in the holder or any of its affiliates together beneficially owning more than (a) 4.95% of the outstanding shares of common stock or (b) 19.99% of the outstanding shares of common stock. Therefore, while included in the number of shares offered in the table below, shares which the selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned by the stockholder. Similarly, shares of common stock acquirable upon exercise of warrants that are not exercisable within 60 days of the date of this prospectus are included in the shares being offered, but not considered to be beneficially owned pursuant to the rules promulgated by the
SEC. As a result, the number of shares that the holders of Series D preferred stock may sell pursuant to this prospectus may exceed the number of shares of common stock they would otherwise be deemed to beneficially own as determined pursuant to Section 13(d) of the Exchange Act.

                  The table below sets forth the beneficial ownership of our common stock by the selling stockholders as of January 5, 2004. Beneficial ownership includes shares of outstanding common stock as of January 5, 2004, and shares of common stock that a selling stockholder has the right to acquire within 60 days. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

                  Except as indicated above, the number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of or percentage of total shares of common stock that will be held by the selling stockholders upon termination of the offering.



                                                  Total Common
                                                   Stock Owned    Number of Shares       Common Stock
                                                    Before the     of Common Stock        Owned After
Name                                                 Offering       to be Offered         the Offering
- ----                                                 --------       -------------         ------------

AIG DKR SoundShore Strategic Holding Fund Ltd.        57,500(1)       57,500(1)
BayStar Capital II, L.P.                             690,000(2)      690,000(2)
Cranshire Capital, L.P.                              172,500(3)      172,500(3)

Crestview Capital Fund II, LP                        460,000(4)      460,000(4)
E*Capital Corporation                                172,500(5)      172,500(5)
Gryphon Master Fund LP                               172,500(6)      172,500(6)
J R Squared, LLC                                     460,000(7)      460,000(7)
JAS Securities, LLC                                   86,250(8)       86,250(8)
JMB Capital Partners, L.P.                           460,000(9)      460,000(9)
Langley Partners, LP                                 460,000(10)     460,000(10)
Omicron Master Trust                                 287,500(11)     287,500(11)
OTAPE Investments LLC                                143,750(12)     143,750(12)
Platinum Partners Value Arbitrage Fund LP             57,500(13)      57,500(13)
Redwood Partners II, LLC                             115,000(14)     115,000(14)
SDS Merchant Fund, LP                                690,000(15)     690,000(15)
TCMP3 Partners                                        46,000(16)      46,000(16)
Truk Opportunity Fund, LLC                            23,000(17)      23,000(17)
Tuva Financial                                        46,000(18)      46,000(18)

Totals                                             4,600,000       4,600,000


                                       10

1.   Includes 50,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 7,500 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on
     September 11, 2008. DKR Capital Partners L.P. ("DKR LP") is a registered investment adviser with the Securities Exchange Commission and as such, is the investment manager to AIG DKR SoundShore Strategic Holding Fund Ltd.
     (the "Fund"). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. For shares offered by this prospectus, DKR LP has retained
     Basso Securities to act as the portfolio manager to the Fund. Howard Fisher is president of Basso Securities.

2.   Includes 600,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 90,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. BayStar Capital Management, LLC, a Delaware
     limited liability company, is the general partner of BayStar Capital II,
     LP, and has the sole voting and investment power with respect to the shares of our common stock that BayStar Capital II, LP is offering in this prospectus. By reason of such relationship, BayStar Capital Management, LLC may be deemed beneficial owner of these shares. However, BayStar Capital
     Management, LLC disclaims such beneficial ownership of these shares.
     Messrs. Lawrence Goldfarb, Steven M. Lamar and Steven P. Derby, as the
     three independent managing members of BayStar Capital Management, LLC, share voting and investment powers over the shares to be registered under this prospectus. Accordingly, no person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 or Regulation
     13D-G) controls BayStar Capital Management, LLC.

3.   Includes 150,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 22,500 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Mr. Mitchell P. Kopin, President of Downsview
     Capital, Inc., the general partner of Cranshire Capital, L.P., exercises sole voting or investment power in respect of the securities held by
     Cranshire Capital, L.P.

4.   Includes 400,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 50,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Mr. Richard Levy and Mr. Stewart Flink share voting and investment power over the shares to be resold. Mr. Flink is also the principal owner of Dillon Capital, Inc., a registered broker-dealer and an affiliate of Crestview Capital Fund II, LP. Crestview Capital Fund II,
     LP acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. Crestview Capital Fund II, LP paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services as underwriters.

5.   Includes 150,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 22,500 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. E*Capital Corporation is affiliated with
     Wedbush Morgan Securities, Inc., a registered broker-dealer. E*Capital
     Corporation is a corporation organized under the laws of California and is governed by a board of directors. While no natural person exercises voting or investment power over the shares offered by this prospectus, primary voting and investment decision making with respect to the shares resides with Mr. Eric Wedbush, as President, C.E.O. and sole director on the
     Investment Committee of E*Capital Corporation's board of directors.
     E*Capital Corporation acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. E*Capital Corporation paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services as underwriters.

6.   Includes 150,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 22,500 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Gryphon Partners, LP is the general partner of Gryphon Master Fund, LP. Messrs. E.B. Lyon III and E.B. Lyon IV share voting and investment power over the shares to be resold.

7.   Includes 400,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 60,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Messrs. Jeffrey Markowitz, Richard Friedman
     and Richard Feldman are the sole members of J R Squared, LLC, and share voting and investment power over the shares to be resold.

8.   Includes 75,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 11,250 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on
     September 11, 2008. Mr. Andrew Smukler, as managing member of JAS
     Securities, LLC, has voting and investment power over the shares to be resold. JAS Securities, LLC, a registered broker-dealer, acquired the securities for its own account in the ordinary course of business, on the same terms as all other purchasers in the private placement. All of the securities registered for resale by JAS Securities, LLC will be sold through one or more non-affiliated broker-dealers from time to time in accordance with the Plan of Distribution described on page 15 of this prospectus, without using special selling efforts. JAS Securities, LLC may be deemed to be an underwriter of any such securities.

9.   Includes 400,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 60,000 shares issuable upon exercise of warrants at a price of $3.47 per share that expire on
     September 11, 2008. Smithwood Partners, LLC ("Smithwood") is the general partner of JMB Capital Partners L.P. Mr. Jonathan Brooks is the sole member and manager of Smithwood and thereby controls the voting or investment power over the shares offered by this prospectus.

                                       11

10.  Includes 400,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 60,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Langley Capital, LLC is the general partner of Langley Partners, L.P., and Mr. Jeffrey Thorp is the sole managing member of Langley Capital, LLC, and thereby controls the voting or investment power over the shares offered by this prospectus.

11.  Includes 250,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 37,500 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron
     Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron
     Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of
     Omicron Capital, and Winchester Global Trust Company Limited ("Winchester")
     serves as the trustee of Omicron. By reason of such relationships, Omicron
     Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by
     Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by
     Omicron and, as of September 30, 2003, Mr. Olivier H. Morali and Mr. Bruce
     T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron
     Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under
     Regulation 13D-G of the Securities Exchange Act of 1934, as amended.
     Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder.
     Accordingly, no natural person controls Omicron or Winchester nor exercises sole or shared voting or investment power over the shares offered by this prospectus.

12.  Includes 125,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Mr. Ira Leventhal, a United States citizen, may be deemed to have voting and dispositive power with respect to the securities offered by this prospectus. Mr. Leventhal disclaims beneficial ownership of these shares. OTAPE Investments LLC is owned by OTA Financial
     Group, which also owns OTA LLC, a registered broker-dealer. OTA LLC is an affiliate of OTAPE Investments LLC. OTAPE Investments LLC acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition. OTAPE Investments LLC paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services as underwriters.

13.  Includes 50,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 7,500 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on
     September 11, 2008. Mr. Mark Nordlist, as the sole managing member of
     Platinum Management (NY) LLC, the General Partner of the Platinum Partners
     Value Arbitrage Fund LP, exercises sole voting and investment power over the shares being registered for resale which Platinum Partners Value
     Arbitrage Fund LP has invested in.

14.  Includes 100,000 shares issuable upon conversion of Series D Preferred
     Stock at a conversion price of $2.00 per share and 15,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. Mr. Michael Schwartz is the sole managing member of Redwood Partners II, LLC, and thereby controls the voting and investment power over the shares offered by this prospectus. Redwood
     Partners II, LLC is an affiliate of Redwood Partners, LLC, a registered broker-dealer. Redwood Partners II, LLC acquired the shares to be registered in the ordinary course of business and it had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities, at the time of acquisition.
     Redwood Partners II, LLC paid cash for the offered shares and did not receive the shares as transaction-based compensation for investment banking services as underwriters.

15.  Includes 600,000 shares issuable upon conversion of Series D preferred stock at a conversion price of $2.00 per share and 90,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on September 11, 2008. SDS Capital Partners, LLC, a Delaware limited liability company, is the general partner of SDS Merchant Fund, LP, and has the sole voting and investment power with respect to the shares of our common stock that SDS Merchant Fund, LP is offering in this prospectus. By reason of such relationship, SDS Capital Partners, LLC may be deemed beneficial owner of these shares. However, SDS Capital Partners, LLC disclaims such beneficial ownership of these shares. Mr. Steve Derby is the managing member of SDS Capital Partners, LLC and exercises sole voting and investment power over the shares to be registered under this prospectus.
     Mr. Derby disclaims beneficial ownership of the shares of our common stock owned by SDS Merchant Fund, LP.

                                       12

16.  Includes 40,000 shares issuable upon conversion of Series D Preferred Stock at a conversion price of $2.00 per share and 6,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on
     September 11, 2008. Mr. Steven Slawson and Mr. Walter Schenker, as
     principals of TCMP3, exercise investment and voting control over the shares offered by this prospectus.

17.  Includes 20,000 shares issuable upon conversion of Series D Preferred Stock at a conversion price of $2.00 per share and 3,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on
     September 11, 2008. Mr. Michael E. Fein and Mr. Stephen E. Saltzstein, as
     principals of Atoll Asset Management, LLC, the managing member of Truk
     Opportunity Fund, LLC, exercise investment and voting control over the shares offered by this prospectus. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling stockholder.

18.  Includes 40,000 shares issuable upon conversion of Series D Preferred Stock at a conversion price of $2.00 per share and 6,000 shares issuable upon exercise of warrants at an exercise price of $3.47 per share that expire on
     September 11, 2008. Minna Ledereich exercises sole voting and investment power over the shares to be registered under this prospectus.

                                       13

                              PLAN OF DISTRIBUTION

                  We are registering the shares of common stock on behalf of the selling stockholders identified on pages 12-14 of this prospectus. The shares being registered may be acquired by the selling stockholders (a) upon exercise of warrants to purchase common stock, (b) upon conversion of our Series D preferred stock into shares of common stock or (c) as dividends paid by us on the preferred stock. The selling stockholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling stockholders after the date of this prospectus.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this prospectus. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

                      o  in ordinary broker's transactions on the Nasdaq Small
                         Cap Market or any national securities exchange on which
                         our common sStock may be listed at the time of sale;
                      o  in the over-the-counter market;
                      o  in private transactions other than in the
                         over-the-counter market;
                      o  in connection with short sales of other shares of our
                         common stock in which shares are redelivered to close
                         out positioning;
                      o  by pledge to secure debts and other obligations;
                      o  in connection with the writing of non-traded and
                         exchange-traded call options, in hedge transactions and
                         in settlement of other transactions in standardized or
                         over-the-counter options; or
                      o  in a combination of any of the above transactions or by any other legally available means.

                  The selling stockholders may sell their shares of our common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may, but need not, use broker-dealers to sell their shares of our common stock. If broker-dealers are used, such broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares of our common stock for whom they acted as agents. This compensation may exceed customary commissions.

                  The selling stockholders also may resell all or a portion of the shares of our common stock in open market transactions in reliance upon Rule
144 under the Securities Act, provided that such selling stockholders meet the criteria and conform to the requirements of that rule. The selling stockholders and the broker-dealers to or through whom sale of the shares of our common stock may be made could be deemed to be "underwriters" within the meaning of Section
2(a)(11) of Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public. To the extent that any selling stockholder is an affiliate of a broker-dealer, and such selling stockholder did not acquire their securities in the ordinary course of business or had an agreement or understanding to dispose of the securities, such selling stockholder is designated as an "underwriter" within the meaning of the
Securities Act.

                  The selling stockholders have not advised us of any specific plans for the distribution of the shares of our common stock covered by this prospectus. When and if we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a post-effective amendment to the registration statement will be filed with the
SEC. This amendment will include the following information:

                      o  the name of the participating broker-dealer(s) or
                         underwriters;
                      o  the number of shares involved;
                      o  the price or prices at which the shares were sold by
                         the selling stockholder;
                      o  the commissions paid or discounts or concessions
                         allowed by the selling stockholder to the
                         broker-dealers or underwriters; and
                      o  other material information.

                                       14

                  Under agreements which may be entered into by the selling
security holders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling security holders against certain liabilities, including liabilities under the Securities Act. We have also agreed to indemnify, in certain circumstances, the selling security holders and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The selling security holders have agreed to indemnify us in certain circumstances, as well as certain related persons, against certain liabilities, including liabilities under the Securities Act.

                  We have advised the selling stockholders that the
anti-manipulation rules promulgated under the Securities Exchange Act, including
Regulation M, may apply to sales of the shares offered by the selling stockholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers or otherwise in connection with any sale of the shares will be paid by the selling stockholders or other party selling the shares.

                                  LEGAL MATTERS

                  The validity of the shares of common stock offered was passed upon for us by the law firm of Pepper Hamilton LLP.

                                     EXPERTS

                  Our consolidated financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2002, have been audited by
KPMG LLP, independent accountants, as set forth in their report thereon (the
"KPMG Report") included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the KPMG Report upon the authority of KPMG LLP as experts in accounting and auditing.

                                       15

                       WHERE YOU CAN FIND MORE INFORMATION

                  We are subject to the informational requirements of the
Securities Exchange Act of 1934 (the "Exchange Act"). We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the
SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington,
D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock
Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

                  We have filed with the SEC a registration statement on Form
S-3/A covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the
SEC rules. For further information about us and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

                  The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d)
of the Exchange Act:

                      o  our annual report on Form 10-K for the fiscal year
                         ended December 31, 2002;
                      o  our quarterly reports on Form 10-Q for the quarters
                         ending March 31, June 30, and September 30, 2003; and
                      o  the description of our Common Stock which is contained
                         in our registration statement on Form S-4 (SEC File No.
                         333-35563) filed under the Exchange Act, including any
                         amendment or reports filed for the purpose of updating
                         this description.

                  You may request a copy of these filings, at no cost, by
writing or telephoning us at the following address: VASCO Data Security
International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace,
Illinois 60181, Attention: Corporate Secretary, (630) 932-8844.

                  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY
REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE
NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE
SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE
WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN
THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER
THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

                  Until twenty-five days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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